EXHIBIT 5.1



                         GALLOP, JOHNSON & NEUMAN, L.C.
                          101 South Hanley, Suite 1600
                           St. Louis, Missouri 63105
                           Telephone: (314) 615-6000
                           Facsimile: (314) 615-6001


                                 March 25, 2002


The Board of Directors
Maverick Tube Corporation
16401 Swingley Ridge Road
Suite 700
Chesterfield, Missouri  63017

         Re:      Registration Statement on Form S-3 (Reg. No. 333-83478)
                  -------------------------------------------------------

Gentlemen:

         We have acted as counsel to Maverick Tube Corporation, a Delaware corporation (the "Company") in connection with the above-referenced Registration Statement on Form S-3 (which, together with all amendments thereto, the "Registration Statement"), relating to the registration of 200,000 shares of the Company's common stock, $.01 par value (the "Shares"). The Shares are being issued and delivered to the selling stockholders specified in the prospectus included in the Registration Statement (the "Selling Stockholders") pursuant to that certain Stock Purchase Agreement by and among Precision Tube Holding Corporation, the Selling Stockholders and the Company dated as of February 12, 2002 as partial consideration for the stock of Precision Tube Holding Corporation being acquired by the Company (the "Stock Purchase Agreement") from the Selling Stockholders.

         In connection with the opinion expressed below, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. With respect to all parties to the Stock Purchase Agreement and such other agreements or instruments relative hereto other than the Company, we have assumed their legal capacity and that such parties had all requisite power and authority to execute, deliver and perform such agreements or instruments. We have further assumed that with respect to all such parties (other than the Company), such agreements or instruments have been duly authorized by all requisite action, executed and delivered and are the valid, binding and enforceable obligations of such parties. In addition, we have made such inquiries as to factual matters as we have deemed necessary or appropriate for purposes of this opinion.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized by all requisite corporate action and, when issued pursuant to the Stock Purchase Agreement, will be validly issued, fully paid and nonassessable.

         Our opinion is limited to the General Corporation Laws of the State of Delaware and the United States Federal laws and we express no opinion with respect to the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" contained in the prospectus included therein.

                                Very truly yours,

                                /s/ Gallop, Johnson & Neuman, L.C.

                                GALLOP, JOHNSON & NEUMAN, L.C.